Further Supplement dated February 13, 2003

(To Prospectus dated November 8, 2002, as supplemented by the Prospectus Supplement thereto dated January 22, 2003, as supplemented by the Supplement dated January 30, 2003)





                                   1,489,200
                     CORPORATE BACKED TRUST CERTIFICATES,
                           Duke Capital Note-Backed
                           Series 2003-3, Class A-1



     Subsequent to closing, Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., changed its rating of the Underlying Securities and the Corporate Backed Trust Certificates, Duke Capital Note-Backed Series 2003-3, Class A-1 from "A-" to "BBB+".

     This supplement should be read only in conjunction with the prospectus supplement and the prospectus, including any supplement thereto. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement, as supplemented.